Exhibit 10.36

             Executive Officer Compensation - Revised and Restated

1. Upon the request of Stephen H. Wacknitz, CEO, President and Chairman, the Employment Agreement of Mr. Wacknitz was modified, by agreement dated February 2, 2006, to reduce his annual incentive bonus from 6% to 5% of Temecula Valley Bancorp Inc. (the "Company") net income before income taxes and bonuses, payable by the Bank.

2. Mr. Wacknitz's annual base salary was increased from $350,000 to $400,000.

3. The annual base salary of James Andrews, Executive Vice President/Real Estate Industries Group, was increased from $180,000 to $210,000. For calendar year 2006, Mr. Andrews' annual incentive bonus will be based upon the following: 2.5% (previously reported at 2%) of the pre-tax post bonus net income of the Bank's Real Estate Industries Group. This amount will be outside the executive officer bonus pool.

4. The annual base salary of Thomas Shepherd, Senior Executive Vice President and Chief Credit Officer, was increased from $180,000 to $210,000.